Exhibit 99.1

Axiall Reports First-Quarter 2015 Results

ATLANTA — May 5, 2015 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter ended March 31, 2015.

The company reported net sales of $947.6 million for the first quarter of 2015, compared to net sales of $993.7 million for the first quarter of 2014.  The company reported a net loss attributable to Axiall of $10.6 million, or a $0.15 loss per diluted share, for the first quarter of 2015, compared to a net loss attributable to Axiall of $11.6 million, or $0.17 loss per diluted share, for the first quarter of 2014.  The company reported an Adjusted Net Loss of $3.6 million and an Adjusted Loss Per Share of $0.05 for the first quarter of 2015, compared to an Adjusted Net Loss of $5.3 million and an Adjusted Loss Per Share of $0.08 for the first quarter of 2014. The company reported Adjusted EBITDA of $83.2 million for the first quarter of 2015, compared to Adjusted EBITDA of $67.6 million for the first quarter of 2014.

“Our first-quarter results were primarily driven by higher operating rates and lower ethylene and natural gas costs compared to the first quarter of last year.  The benefit from these impacts was partially offset by lower caustic and vinyl prices,” said President and CEO Paul Carrico.  “In our Building Products segment, we experienced volume growth in both the U.S. and Canadian markets, but this was more than offset by the impact of a weaker Canadian dollar compared to the same period last year.”

Adjusted Net Loss Reconciliation

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014
Net loss attributable to Axiall	$(10.6)	$(11.6)
Pretax charges:
Merger-related and other, net	5.3	4.5
Costs to attain Merger-related synergies	1.2	4.6
Long-lived asset impairment charges, net	0.3	0.6
Debt refinancing costs	3.2	—
Total pretax charges	10.0	9.7
Provision for taxes related to these items	3.0	3.4
After tax effect of above items	7.0	6.3
Adjusted Net Loss	$(3.6)	$(5.3)
Diluted loss per share attributable to Axiall	$(0.15)	$(0.17)

Adjusted Loss Per Share	$(0.05)	$(0.08)

Adjusted EBITDA	$83.2	$67.6

Chlorovinyls

In the Chlorovinyls segment, first quarter 2015 net sales were $648.4 million compared to $682.2 million during the first quarter of 2014. This net sales decrease was primarily due to lower vinyl prices, driven by lower feedstock pricing; and lower ECU values, especially with respect to caustic soda pricing. These unfavorable factors were partially offset by higher operating rates and related sales volumes, as the first quarter of 2014 was impacted by an extended outage at our PHH VCM manufacturing facility. The segment posted Adjusted EBITDA of $96.7 million in the first quarter of 2015, compared to Adjusted EBITDA of $76.2 million for the same quarter in the prior year.  The $20.5 million increase in Adjusted EBITDA was primarily due to decreases in our cost of natural gas and ethylene, higher operating rates and related sales volumes, and decreased maintenance expenses.  These favorable factors were partially offset by lower vinyl prices and lower ECU values, especially with respect to caustic soda pricing.

Building Products

In the Building Products segment, net sales were $166.4 million for the first quarter of 2015, increasing 8 percent compared to $154.7 million for the same quarter in the prior year.  On a constant currency basis, net sales for the quarter increased by 13 percent.  The net sales increase was driven by a 10 percent increase in sales volumes, with sales volumes in the United States higher by 13 percent and sales volumes in Canada higher by 7 percent. The segment’s Adjusted EBITDA was negative $0.8 million for the first quarter of 2015, compared to break-even during the same quarter of the prior year.  The decrease was primarily due to a foreign currency exchange impact of approximately $1.8 million from a stronger United States dollar relative to a weaker Canadian dollar, and also due to higher selling, general and administrative expenses, offset in part by higher sales volumes.

Aromatics

In the Aromatics segment, net sales decreased 15 percent to $132.8 million for the first quarter of 2015 from $156.8 million for the first quarter of 2014.  During the first quarter of 2015, the segment recorded Adjusted EBITDA of $0.9 million, compared to Adjusted EBITDA of $4.9 million during the same quarter in 2014.  The decrease in sales primarily resulted from a significant decline in the sales prices for cumene, phenol and acetone during the first quarter of 2015 as compared to the first quarter of 2014, driven primarily by lower feedstock costs and overall continued weakness in the aromatics markets.  The decrease in Adjusted EBITDA for the first quarter of 2015 compared to the first quarter in 2014 was primarily due to inventory holding losses and lower-of-cost-or-market inventory adjustments.

Conference Call

The company will discuss first-quarter financial results and business developments via conference call and webcast on Wednesday, May 6, at 10:00 a.m. Eastern time.  To access the company’s first-quarter conference call, please dial (877) 820-5027 (domestic) or (706) 645-4014 (international).  Playbacks will be available from 1:00 p.m. Eastern time on Wednesday, May 6, until 11:59 p.m. Eastern time on Sunday, June 7.  Playback numbers are (855) 859-2056 (domestic) or (706) 645-9291 (international).  The conference call ID number is 32746580.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Headquartered in Atlanta, Georgia, Axiall .has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: foreign currency exchange rates; expected growth of our businesses and products; our results of operations; our financial and operational performance, our business prospects and opportunities and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: changes, seasonality and/or cyclicality in the industries in which our products are sold and changes in demand for our products or increases in overall industry capacity that could affect production volumes and/or pricing; the costs and operating restrictions associated with compliance with current and future environmental, health and safety laws and regulations; the availability and pricing of energy and raw materials;  risks, hazards and potential liabilities associated with manufacturing and transporting chemicals and building products and litigation related thereto; changes in the general economy, including the impacts of the current, and any potential future, economic uncertainties in the housing and construction markets; our level of indebtedness and debt service obligations and ability to continue to comply with the covenants in our asset-based and term loan credit agreements and the indentures governing our 4.875 percent senior notes due 2023 and 4.625 percent senior notes due 2021; our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation; risks, costs, liabilities, pension and post-retirement welfare benefit obligations; competition within our industry; complications resulting from our multiple enterprise resource planning (“ERP”) systems and the implementation of our new ERP systems, including our project to improve and further integrate the SAP system for our chemicals segment; strikes and work stoppages relating to the workforce under collective bargaining agreements; any impairment of goodwill, indefinite-lived intangible assets or other intangible assets; the failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; shared control of our joint ventures with unaffiliated third parties, including the ability of such joint venture partners to fulfill their obligations; fluctuations in foreign currency exchange rates, especially with respect to the United States and Canadian dollars, and interest rates; and the failure to adequately protect our data and technology systems.  In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

AXIALL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In millions, except share data)	2015	2014
Assets:
Cash and cash equivalents	$134.7	$166.8
Receivables, net of allowance for doubtful accounts of $6.1 million at March 31, 2015 and $5.6 million at December 31, 2014	478.5	467.0
Inventories	419.1	353.7
Prepaid expenses and other	60.1	89.7
Deferred income taxes	32.5	28.0
Total current assets	1,124.9	1,105.2
Property, plant and equipment, net	1,641.7	1,665.7
Goodwill	1,731.3	1,741.0
Customer relationships, net	1,006.4	1,024.5
Other intangible assets, net	67.0	68.1
Other assets, net	71.4	69.8
Total assets	$5,642.7	$5,674.3
Liabilities and Equity:
Current portion of long-term debt	$2.5	$2.8
Accounts payable	316.3	295.5
Interest payable	12.7	15.2
Income taxes payable	5.4	3.1
Accrued compensation	22.4	33.6
Other accrued liabilities	116.7	133.9
Total current liabilities	476.0	484.1
Long-term debt, excluding the current portion of long-term debt	1,382.0	1,327.8
Lease financing obligation	86.4	94.2
Deferred income taxes	757.1	767.5
Pensions and other postretirement benefits	245.8	250.5
Other non-current liabilities	150.0	161.2
Total liabilities	3,097.3	3,085.3

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 at March 31, 2015 and December 31, 2014; issued and outstanding: 70,232,251 at March 31, 2015 and 70,196,116 at December 31, 2014	0.7	0.7
Additional paid-in capital	2,287.5	2,284.3
Retained earnings	247.8	269.8
Accumulated other comprehensive loss, net of tax	(101.5)	(73.7)
Total Axiall stockholders’ equity	2,434.5	2,481.1
Noncontrolling interest	110.9	107.9
Total equity	2,545.4	2,589.0
Total liabilities and equity	$5,642.7	$5,674.3

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014
Net sales	$947.6	$993.7
Operating costs and expenses:
Cost of sales	844.6	913.3
Selling, general and administrative expenses	81.3	73.6
Transaction-related costs and other, net	5.8	6.6
Long-lived asset impairment charges, net	0.3	0.6
Total operating costs and expenses	932.0	994.1
Operating income (loss)	15.6	(0.4)
Interest expense, net	(18.8)	(18.3)
Debt refinancing costs	(3.2)	—
Foreign exchange gain (loss)	(0.2)	0.4
Consolidated loss before income taxes	(6.6)	(18.3)
Provision for (benefit from) income taxes	2.2	(7.7)
Consolidated net loss	(8.8)	(10.6)
Less net income attributable to noncontrolling interest	1.8	1.0
Net loss attributable to Axiall	$(10.6)	$(11.6)

Loss per share attributable to Axiall:
Basic	$(0.15)	$(0.17)
Diluted	$(0.15)	$(0.17)

Weighted average common shares outstanding:
Basic	70.2	69.9
Diluted	70.2	69.9

Dividends per common share	$0.16	$0.16

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Cash flows from operating activities:
Consolidated net loss	$(8.8)	$(10.6)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation	45.2	42.2
Amortization	18.4	18.5
Deferred income taxes	(13.5)	(9.4)
Long-lived asset impairment charges, net	0.3	0.6
Other	6.3	3.6
Change in operating assets and liabilities	(66.7)	(66.7)
Net cash used in operating activities	(18.8)	(21.8)
Cash flows from investing activities:
Capital expenditures	(36.8)	(42.9)
Net cash used in investing activities	(36.8)	(42.9)
Cash flows from financing activities:
Issuance of long-term debt	248.8	—
Long-term debt payments	(195.2)	(0.7)
Fees paid relating to financing activities	(3.0)	—
Deferred acquisition payments	(10.0)	—
Dividends paid	(11.2)	(11.2)
Stock compensation plan activity	(0.4)	—
Net cash provided by (used in) financing activities	29.0	(11.9)
Effect of exchange rate changes on cash and cash equivalents	(5.5)	(3.4)
Net change in cash and cash equivalents	(32.1)	(80.0)
Cash and cash equivalents at beginning of period	166.8	166.5
Cash and cash equivalents at end of period	$134.7	$86.5

AXIALL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
(In millions)	2015	2014
Sales
Chlorovinyls	$648.4	$682.2
Building products	166.4	154.7
Aromatics	132.8	156.8
Net sales	$947.6	$993.7
Operating income (loss)
Chlorovinyls	$43.7	$23.3
Building products	(10.3)	(10.8)
Aromatics	0.2	4.5
Unallocated corporate	(18.0)	(17.4)
Total operating income (loss)	$15.6	$(0.4)

Reconciliation of Non-GAAP Financial Measures

Axiall has supplemented its financial statements prepared in accordance with GAAP with four non-GAAP financial measures: (i) Adjusted Net Loss; (ii) Adjusted Loss Per Share; (iii) Adjusted EBITDA; and (iv) building products net sales on a constant currency basis.

Adjusted Net Income (Loss) is defined as net income (loss) attributable to Axiall excluding adjustments for tax effected restructuring and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed merger and acquisitions, joint venture and other transactions, costs to attain synergies related to the integration of the former chemicals business of PPG Industries (the “Merged Business”), impairments charges for goodwill, intangible assets, and other long-lived assets.

Adjusted Earnings (Loss) Per Share is calculated using Adjusted Net Income (Loss) rather than consolidated net income (loss) attributable to Axiall calculated in accordance with GAAP.

Adjusted EBITDA is defined as Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization, restructuring and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed mergers and acquisitions, joint venture and other transactions, costs to attain synergies related to the integration of the Merged Business, impairment charges for goodwill, intangible assets, and other long-lived assets, certain pension and other post-retirement plan curtailment gains and settlement losses and interest expense related to the lease-financing transaction discussed in our Annual Report on Form 10-K for the year ended December 31, 2014.

Axiall has supplemented the financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because investors commonly use financial measures such as Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions and have incurred expenses such as professional fees related to potential transactions, that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of consolidated net income (loss) attributable to Axiall pursuant to GAAP, in order to approximate the amount of net income (loss) that such a company would have achieved absent those non-recurring, transaction-related charges or benefits. In addition, Axiall has supplemented the financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because we believe these financial measures will be helpful to investors in approximating what our net income (loss) would have been absent the impact of certain non-recurring, pre-tax charges and benefits.  We have supplemented the financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

In addition, we may compare certain financial information, including building products net sales, on a constant currency basis. We present such information to provide a framework for investors to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, primarily fluctuations in the Canadian dollar. To present this information, current and comparative prior period financial information for certain businesses reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rate in effect during the base period, rather than the average exchange rates in effect during the respective periods.

Adjusted Earnings (Loss) Per Share, Adjusted Net Income (Loss), Adjusted EBITDA and building products net sales on a constant currency basis, are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss), GAAP diluted earnings (loss) per share or net sales, as a measure of performance or to cash provided by (used in) operating activities as a measure of liquidity. In addition, our calculation of these various non-GAAP measurements may be different from the calculations used by other companies and, therefore, comparability may be limited. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Loss Per Share Reconciliation

	Three Months Ended March 31,
	2015	2014
Diluted loss per share attributable to Axiall	$(0.15)	$(0.17)
Earnings per share related to adjustments between net loss attributable to Axiall and Adjusted Net loss	0.10	0.09
Adjusted Loss Per Share	$(0.05)	$(0.08)

Building Products Constant Currency Net Sales Reconciliation

	Three Months Ended March 31,
(In millions)	2015	2014
Building products net sales	$166.4	$154.7
Impact of currency exchange rates	7.8	—
Building products constant currency sales	$174.2	$154.7

Adjusted EBITDA Reconciliations

Three Months Ended March 31, 2015

(In millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total
Adjusted EBITDA	$96.7	$(0.8)	$0.9	$(13.6)	$83.2
Costs to attain Merger-related synergies	(0.8)	—	—	(0.4)	(1.2)
Merger-related and other, net	(0.5)	(0.7)	—	(4.1)	(5.3)
Long-lived asset impairment charges, net	—	(0.3)	—	—	(0.3)
Depreciation and amortization	(52.6)	(7.8)	(0.6)	(2.6)	(63.6)
Interest expense, net	—	—	—	(18.8)	(18.8)
Debt refinancing costs	—	—	—	(3.2)	(3.2)
Benefit from income taxes	—	—	—	(2.2)	(2.2)
Other	—	—	—	2.6	2.6 (1)
Consolidated net income (loss)(2)	$42.8	$(9.6)	$0.3	$(42.3)	$(8.8)

(1)         Includes $1.4 million of lease financing obligations interest and $1.1 million for debt issuance cost amortization.

(2)         Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended March 31, 2014

(In millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non- operating expenses, net	Total
Adjusted EBITDA	$76.2		$—	$4.9	$(13.5)	$67.6
Costs to attain Merger-related synergies	(3.3	)(1)	—	—	(1.3)	(4.6)
Merger-related and other, net	—		(1.1)	—	(3.4)	(4.5)
Long-lived asset impairment charges, net	—		(0.6)	—	—	(0.6)
Depreciation and amortization	(49.6)		(8.7)	(0.4)	(2.0)	(60.7)
Interest expense, net	—		—	—	(18.3)	(18.3)
Provision for income taxes	—		—	—	7.7	7.7
Other	—		—	—	2.8	2.8 (2)
Consolidated net income (loss) (3)	$23.3		$(10.4)	$4.5	$(28.0)	$(10.6)

(1)    Includes $2.4 million of plant reliability improvement initiatives that are included in cost of sales on our unaudited condensed consolidated statements of operations.

(2)    Includes $1.7 million of lease financing obligations interest and $1.1 million for debt issuance cost amortization.

(3)    Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Chip Swearngan
770-395-4524	678-507-0554